UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): March 26, 2008
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Oficers
SIGNATURES

Item 2.05	Costs Associated with Exit or Disposal Activities.
On March 26, 2008, the Board of Directors of Valeant Pharmaceuticals International (the “Company”), after conducting a strategic review of the Company’s business direction, geographic and commercial operations, product and business portfolio, growth opportunities and acquisition strategy, approved a strategic plan for the Company. As part of the strategic plan, the Company intends to focus on core geographies and businesses, seek partners for certain product candidates in development and make selective acquisitions. Details of the strategic plan were included in the Company’s Current Report on Form 8-K that was filed on March 27, 2008.
In connection with the strategic plan, the Company expects to incur costs related to severance and workforce reduction, divestiture of certain non-core assets and businesses, and other actions related to the implementation and execution of the strategic plan, including future cash expenditures, but is currently unable to estimate the costs expected to be incurred. The Company expects these costs to be material and, if material, will disclose the estimated costs related to these actions promptly after they are determined. The Company recognized certain costs related to the strategic plan in 2007 and expects to recognize further costs in 2008 and 2009.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Oficers.
On March 26, 2008, Charles J. Bramlage, President of Europe, Middle East, Africa and North America regions, notified the Company that he would be resigning. Mr. Bramlage has agreed to assist the Company with transition matters over the coming weeks.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL

Date: April 1, 2008	By:	/s/ Eileen C. Pruette
Eileen C. Pruette
Executive Vice President, General Counsel